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                                                                    Exhibit 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We have issued our reports dated February 15, 2002, except for the information in the last paragraph of Note 7, as to which the date is March 26, 2002, accompanying the consolidated financial statements and schedule of BrightStar Information Technology Group, Inc. included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said reports in the Company's Registration Statements on Form S-8 (File No. 333-42230, effective July 26, 2000 and File No. 333-37774, effective May 24, 2000) and Form S-3 (File No. 333-60394, effective June 15, 2001.)

/s/ GRANT THORNTON LLP
San Jose, California
March 29, 2002